Exhibit 4.4

FINAL

CALPINE CORPORATION

2008 DIRECTOR INCENTIVE PLAN

1. PURPOSE OF THE PLAN. The purpose of the 2008 Director Incentive Plan (hereinafter called the “Plan”) of Calpine Corporation, a Delaware corporation (hereinafter called the “Corporation”), is to provide incentives for future endeavors and to advance the interests of the Corporation and its stockholders by encouraging ownership of the common stock, par value $.001 per share (hereinafter called the “Common Stock”), of the Corporation by its directors who are not employees of the Corporation (hereinafter called the “Outside Directors”) as designated by the Board of Directors of the Corporation (hereinafter called the “Board”) and upon whose judgment, interest and continuing special efforts the Corporation is largely dependent for the successful conduct of its operations, and to enable the Corporation to compete effectively with other enterprises for the services of such Outside Directors as may be needed for the continued improvement of the Corporation’s business, through the award of shares of Common Stock that are subject to restrictions set forth in the Plan or any individual award agreement (“Restricted Stock” or a “Restricted Stock Award”) and restricted stock unit awards (a “Restricted Stock Unit Award”, and collectively with a Restricted Stock Award, an “Award”).

2. PARTICIPANTS. Awards shall be granted under the Plan to Outside Directors of the Corporation as set forth herein.

3. EFFECTIVE DATE; TERM OF THE PLAN. The Plan is effective (the “Effective Date”) upon the occurrence of the “effective date” of the Corporation’s “Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code Dated August 27, 2007” (the “JPR”). Confirmation of the JPR shall constitute all necessary approval by the stockholders of the Plan.

4. STOCK SUBJECT TO THE PLAN.

(a) Subject to the adjustment provisions of Section 9, the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall not exceed 167,000. If an Award is cancelled or repurchased by the Corporation, the cancelled or repurchased shares shall again be available under the Plan. If there are not enough shares remaining under the Plan to fully satisfy any of the Awards contemplated hereunder, then each Outside Director’s Award shall be proportionally reduced unless the share reserve is increased to account for such Awards.

(b) The shares to be delivered under the Plan shall be made available, at the discretion of the Board, either from authorized but previously unissued shares as permitted by the Certificate of Incorporation of the Corporation or from shares re-acquired by the Corporation, including shares of Common Stock purchased in the open market, or from shares held in the treasury of the Corporation.

5. ADMINISTRATION OF THE PLAN.

(a) The Plan shall be administered by the Board. The acts of a majority of the Board, at any meeting thereof at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Board, shall be the valid acts of the Board. The expenses of administering the Plan shall be borne by the Corporation.

(b) The interpretation and construction of any provision of the Plan or of any Award granted hereunder by the Board shall be final, conclusive and binding upon all parties, including the Corporation, its stockholders and directors, and the executives and employees of the Corporation and its subsidiaries. No member of the Board shall be liable to the Corporation, any stockholder, any Award holder or any employee of the Corporation or its subsidiaries for any action or determination made in good faith with respect to the Plan or any Award granted under it.

6. ANNUAL AWARDS. Upon the later to occur of (i) the Effective Date or (ii) the filing of Form S-8 with the United States Securities and Exchange Commission with respect to the offering and sale of Common Stock under the Plan (the appropriate date being the “First Grant Date”), and on the next Annual Meeting of the Stockholders that occurs at least twelve months following the Effective Date and on each of the next three Annual Meetings of the Stockholders thereafter (“Grant Dates”), unless otherwise determined by the Board prior to any Grant Date (other than the First Grant Date) as set forth below, each Outside Director shall receive a number of shares of restricted stock (the “Restricted Stock”) equal to $85,000 divided by the Fair Market Value per share of Common Stock on the applicable Grant Date, rounded down to the nearest whole number; provided however, with respect to the First Grant Date, each Outside Director shall receive a number of shares of Restricted Stock equal to $85,000 divided by the Fair Market Value per share of Common Stock on the Effective Date, rounded down to the nearest whole number. At any time prior to a Grant Date (other than the First Grant Date) the Board may grant a Restricted Stock Unit Award in lieu of the Restricted Stock Award to an Outside Director. A Restricted Stock Unit Award is an Award of one hypothetical share of Common Stock (“Restricted Stock Unit”). Notwithstanding the foregoing, the number of shares of Restricted Stock and the Restricted Stock Units granted by the Board upon a Grant Date (other than the First Grant Date) shall equal $85,000 divided by the Fair Market Value per share of Common Stock on the applicable Grant Date, rounded down to the nearest whole number.

7. AWARD AGREEMENT.

(a) Awards granted under the Plan shall be granted pursuant to and subject to the terms and conditions of an “Award Agreement” to be entered into between the Corporation and the Outside Director at the time of such grant in a form from time-to-time adopted for use under the Plan by the Board (such form being hereinafter called an “Award Agreement”). Any such Award Agreement shall incorporate by reference all of the terms and provisions of the Plan as in effect at the time of grant and may contain such other terms and provisions as shall be approved and adopted by the Board.

(b) Each Outside Director granted Restricted Stock shall execute and deliver to the Corporation an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Board determines that the Restricted Stock shall be held by the Corporation or in escrow rather than delivered to the Outside Director pending the release of the applicable restrictions, the Board may require the Outside Director to additionally execute and deliver to the Corporation (i) an escrow agreement satisfactory to the Board, if applicable and (ii) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If an Outside Director shall fail to execute an agreement evidencing an Award and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Outside Director generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Board, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the Outside Director or withheld by the Corporation for the Outside Director’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board. The cash dividends or stock dividends so withheld by the Board and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Outside Director in cash or, at the discretion of the Board, in shares of Common Stock having a “Fair Market Value” (as defined in Section 8 hereof) equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Outside Director shall have no right to such dividends.

(c) Any Restricted Stock awarded to an Outside Director shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Outside Director shall not be entitled to delivery of the stock certificate; (ii) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (iii) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such shares are forfeited, the stock certificates shall be returned to the Corporation, and all rights of the Outside Director to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Corporation.

(d) The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Corporation will not be required to set aside a fund for the payment of any such Award. At the discretion of the Board, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Corporation in respect of one share of Common Stock (“Dividend Equivalents”). At the discretion of the Board, Dividend Equivalents may be either currently paid to the Outside Director or withheld by the Corporation for the Outside Director’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Board. Dividend Equivalents credited to a Outside Director’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Board, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Outside Director upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Outside Director shall have no right to such Dividends Equivalents.

(e) All Restricted Stock and Restricted Stock Units awarded under the Plan shall vest on the first anniversary date of the applicable Grant Date, unless the Board determines that such vesting shall occur on a later date (the “Restricted Period”). Notwithstanding anything herein to the contrary, all Awards granted hereunder shall become fully vested upon an Outside Director’s

Disability (as defined in Section 17), an Outside Director’s death, or upon the occurrence of a Change in Control (as defined in Section 16).

(f) Upon the Outside Director’s termination of service with the Corporation before the occurrence of a Change in Control for reasons other than the Outside Director’s Disability or death during the applicable Restricted Period, Restricted Stock and Restricted Stock Units shall be forfeited; provided, that the Board may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Board may in other cases waive in whole or in part the forfeiture of Restricted Stock or Restricted Stock Unit.

(g) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in this Section 7 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Corporation shall deliver to the Outside Director, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Outside Director’s account with respect to such Restricted Stock and the interest thereon, if any.

(h) Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in the form the Corporation deems appropriate.

8. VALUE OF AWARD. An award shall be valued at “Fair Market Value”. The Fair Market Value on any date on which the Corporation’s shares of Common Stock are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) and listed on any national securities exchange shall be the closing price of a share of Common Stock on any national securities exchange on such date (if the such national securities exchange is not open for trading on such date, then the closing price per share of the Common Stock on such national securities exchange on the next preceding day on which the national securities exchange was open for trading), and thereafter (i) if the Common Stock is admitted to quotation on the over the counter market or any interdealer quotation system, the Fair Market Value on any given date shall not be less than the average of the highest bid and lowest asked prices of the Common Stock reported for such date or, if no bid and asked prices were reported for such date, for the last day preceding such date for which such prices were reported, or (ii) in the absence of an established market for the Common Stock, the Fair Market Value determined in good faith by the Board and such determination shall be conclusive and binding on all persons. Notwithstanding the foregoing, the determination of fair market value in all cases shall be in accordance with the requirements set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

9. ADJUSTMENT OF AND CHANGES IN CAPITALIZATION.

(a) In the event that the outstanding shares of Common Stock shall be changed in number or class by reason of split-ups, combinations, mergers, consolidations or recapitalizations, or by reason of stock dividends, the number of shares available for grant and Awards granted under the Plan, both in the aggregate and as to any individual, shall be adjusted so as to reflect such change, all as determined by the Board. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, then if the Board determines that such change equitably requires an adjustment to Awards theretofore granted or which may be granted under the Plan, such adjustment shall be made in accordance with such determination. Any adjustments under this Section 9 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 as promulgated under Section 16 of the Exchange Act or otherwise result in a violation of Section 409A of the Code.

(b) Notice of any adjustment shall be given by the Corporation to each holder of an Award which shall have been so adjusted, and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan. Fractional shares resulting from any adjustment to Awards pursuant to this Section 9 may be settled in cash or otherwise as the Board may determine.

(c) Notwithstanding the above, in the event of any of the following: (i) the Corporation is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Corporation in a form other than stock or other equity interests of the surviving entity or outstanding Awards are not to be assumed upon consummation of the proposed transaction; (ii) all or substantially all of the assets of the Corporation are acquired by another person; (iii) the reorganization or liquidation of the Corporation; or (iv) the Corporation shall enter into a written agreement to undergo an event described in clause (i), (ii) or (iii) above, then the Board may, in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash, stock or other property, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Corporation in the event. The terms of this Section 9 may be varied by the Board in any particular Award Agreement. In addition, in the event of a Change in Control, the Board may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash, stock or other property, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other stockholders of the Corporation in the event.

10. SECURITIES ACTS RESTRICTIONS AND REQUIREMENTS.

(a) The Corporation shall not be obligated to issue any shares of Common Stock in respect of an Award if such issuance would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 (the “Securities Act”) or other Federal or state statutes having similar requirements, as they may be in effect at that time. Each Award shall be subject to the further requirement that, at any time that the Board shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Award under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares underlying any Award, such shares shall not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

(b) As a condition to the issuance of shares underlying any Award under the Plan, the Board may require the holder to furnish a written representation that he is acquiring the shares for investment and not with a view to distribution of the shares to the public and a written agreement restricting the transferability of the shares solely to the Corporation, and may affix a restrictive legend or legends on the face of the certificate representing such shares. Such representation, agreement and/or legend shall be required only in cases where in the opinion of the Board and counsel for the Corporation, it is necessary to enable the Corporation to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements, and any stockholder who gives such representation and agreement shall be released from it and the legend removed at such time as the shares to which they applied are registered or qualified pursuant to the Securities Act or other Federal or state statutes having similar requirements, or at such other time as, in the opinion of the Board and counsel for the Corporation, the representation and agreement and legend cease to be necessary to enable the Corporation to comply with the provisions of the Securities Act or other Federal or state statutes having similar requirements.

11. AMENDMENT OF THE PLAN AND AWARDS.

(a) The Plan may, at any time or from time to time, be terminated, modified or amended by the Board. However, except as provided in Section 9 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

(b) The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

(c) Notwithstanding the foregoing, no amendment to or termination of the Plan shall affect adversely any of the rights of any Outside Director, without such Outside Director’s consent in writing. All changes described in this paragraph are at the sole discretion of the Board, may be made at any time, and may have a retroactive effective date.

(d) The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Board may not effect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Corporation requests the consent of the Outside Director and (b) the Outside Director consents in writing.

12. GENERAL PROVISIONS.

(a) No Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Outside Director any right to continue to serve the Corporation in the capacity in effect at the time the Award was granted or shall affect the right of the Corporation to terminate the service of an Outside Director pursuant to the Bylaws of the

Corporation, and any applicable provisions of the corporate law of the state in which the Corporation is incorporated, as the case may be.

(b) Section 16. It is the intent of the Corporation that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Outside Directors will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 12(b), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

(c) Section 409A of the Code. If the Board (or its delegate) determines in its discretion that an Award is determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and that an Outside Director is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then the payment of such Award upon a separation from service may not be made before the date which is six months after the date the Outside Director separates from service with the Board. Notwithstanding any other provision contained herein, terms such as “termination of service” and “separation from service” shall mean a “separation from service” within the meaning of Section 409A of the Code, to the extent any exercise or distribution hereunder could be deemed “non-qualified deferred compensation” for purposes thereof.

13. CHANGES IN LAW. Subject to the provisions of Section 11, the Board shall have the power to amend the Plan and any outstanding Award granted thereunder in such respects as the Board shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Award any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or Rules or Regulations of the Internal Revenue Service or any other Federal or state governmental agency enacted or promulgated after the adoption of the Plan.

14. APPLICABLE LAW. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware, applied without giving effect to any conflicts-of-law principles, and construed accordingly.

15. WITHHOLDING.

(a) The Corporation shall have the right to deduct from payments of any kind otherwise due to the recipient of an Award any federal, state or local taxes of any kind required by law to be withheld or paid with respect to any shares issued under the Plan or upon the expiration or termination of the Restricted Period relating to an Award. Subject to the prior approval of the Board, the holder of an Award may elect to satisfy such obligations, in whole or in part, (i) by causing the Corporation to withhold shares of Common Stock otherwise issuable pursuant to an Award Agreement or (ii) by delivering to the Corporation shares of Common Stock already owned by the holder. The shares so delivered or withheld shall have a fair market value equal to such tax obligation. The Fair Market Value of the shares used to satisfy such tax obligation shall be determined by the Corporation as of the date that the amount of tax shall be determined in accordance with Section 8. A recipient of Common Stock pursuant to this Plan who has made an election pursuant to this Section 15(a) may only satisfy his or her tax obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(b) If the recipient of Restricted Stock under the Plan elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year of acquisition of any shares awarded under the Plan, the Corporation will require at the time of such election an additional payment for withholding tax purposes based on the difference, if any, between the purchase price of such shares and the fair market value of such shares as of the date immediately preceding the date on which the Restricted Stock is awarded.

16. CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred if:

(a) the acquisition (other than from the Corporation) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Corporation or its subsidiaries, or any employee benefit plan of the Corporation or its subsidiaries which acquires beneficial ownership of voting securities of the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of either the then-outstanding shares of Common Stock or the combined voting power of the Corporation’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(b) individuals who, as of the Effective Date, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board or was effected in satisfaction of a contractual requirement that was approved by at least a majority of the directors when constituting the Incumbent Board (in each case, other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Corporation) shall be, for purposes of this Section 16(b), considered as though such person were a member of the Incumbent Board; or

(c) consummation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Corporation immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity’s then-outstanding voting securities, or approval by the stockholders of the Corporation of a liquidation or dissolution of the Corporation or consummation of the sale of all or substantially all of the assets of the Corporation (determined on a consolidated basis).

17. CERTAIN DEFINITIONS. “Disability” means that the Outside Director (a) has established to the satisfaction of the Board that the Outside Director is unable to perform his or her duties as a member of the Board by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of the Outside Director’s remaining term on the Board and (b) has satisfied any requirement imposed by the Board in regard to evidence of such disability.

18. TERMINATION OR SUSPENSION OF THE PLAN. No Award shall be granted under the Plan after the earliest of (a) the date of the fourth anniversary of the Annual Meeting of the Stockholders that occurs at least twelve months following the Effective Date, (b) such time as all shares of Common Stock reserved for issuance under the Plan have been acquired through the issuance of Awards granted under the Plan, or (c) such earlier time as the Board may determine. Awards granted under the Plan at the time of its termination shall continue in effect in accordance with their terms and conditions and those of the Plan.

19. ELECTRONIC DELIVERY AND ACCEPTANCE. The Corporation may, in its sole discretion, deliver any documents related to the Award by electronic means. To participate in the Plan, an Outside Director consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Corporation or a third party vendor designated by the Corporation.